SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 19, 2004

Commission File Number 33-82034

INDIANTOWN COGENERATION, L.P.

(Exact name of co-registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1722490 (I.R.S. Employer Identification Number)

INDIANTOWN COGENERATION FUNDING CORPORATION

(Exact name of co-registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1889595 (I.R.S. Employer Identification Number)

7600 Wisconsin Avenue
Bethesda, Maryland 20814-6161
(Co-registrants’ address of principal executive offices)

(301) 280-6800
(Co-registrants’ telephone number, including area code)

Item 1.01      Entry into a Material Definitive Agreement

A Second Amendment to the Coal Purchase and Sales Agreement (the “Amendment”) was entered into on November 19, 2004, between Indiantown Cogeneration, L.P. (the “Partnership”) and Massey Coal Sales Company, Inc. (“Massey”), with an effective date as of September 1, 2004. The Amendment provides for an increase in the base coal price and extends the fixed price term with a market price reopener for deliveries subsequent to December 31, 2007. Under the terms of the Amendment Massey will continue to supply 100% of the Partnership’s coal requirements through December 31, 2004, and for the period from January 1, 2005 through December 31, 2007, Massey will supply at least 85% of the solid fuel required by the Partnership.

Pursuant to the terms of the Agreement for the Purchase of Firm Capacity and Energy between the Partnership and Florida Power & Light Company (the “PPA”) and as previously reported, a Letter Agreement, dated as of July 29, 2004, was entered into by the Partnership and Florida Power Light Company to fulfill the mutual obligation to develop a Replacement Index. The Replacement Index, which will be used to escalate the coal cost component of the Unit Energy Cost under the PPA, is retroactive to January 1, 2004, and is based on the weighted-average cost of Appalachian coal delivered by rail to Florida utilities and municipalities. As contemplated in the First Amendment to the Coal Purchase and Sales Agreement, the Partnership apprised Massey of the progress of the Replacement Index negotiation between the Partnership and Florida Power & Light Company in order to achieve agreement on a similar index for use under the Coal Purchase and Sales Agreement. The Partnership and Massey agreed to a new fixed price in lieu of incorporating an index consistent with the Replacement Index.

The Partnership is currently negotiating with fuel suppliers to procure the remaining coal requirements for the period from January 1, 2005 through December 31, 2007.

Item 9.01      Exhibits

Exhibit No.	Description

10	Second Amendment to the Coal Purchase and Sales Agreement, dated as of November 19, 2004, between Indiantown Cogeneration, L.P. and Massey Coal Sales Company, Inc.

SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the co-registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Indiantown Cogeneration, L.P. (Co-registrant)

Date: November 19, 2004	/s/ P. CHRISMAN IRIBE P. Chrisman Iribe President

Indiantown Cogeneration Funding Corporation (Co-registrant)

Date: November 19, 2004	/s/ P. CHRISMAN IRIBE P. Chrisman Iribe President